Exhibit 99.8

January 29, 2025

BY EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Manufacturing

100 F Street, N.E.

Washington, D.C. 20549

Re:	JBS B.V.

Registration Statement on Form F-4

File No. 333-273211

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen:

JBS B.V. (the “Company”), a company organized under the laws of the Netherlands, is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of the above-referenced registration statement on Form F-4 (as amended, the “Registration Statement”).

The Company has included in the Registration Statement audited consolidated financial statements of JBS S.A. as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and unaudited condensed consolidated interim financial information as of September 30, 2024 and for the three- and nine-month periods ended September 30, 2024 and 2023.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the audited financial statements shall be as of a date not older than 12 months at the time the document is filed. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not currently a public reporting company in any jurisdiction or marketplace;

2.

the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time the Registration Statement is filed;

3.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

4.	the Company does not anticipate that JBS S.A.’s audited financial statements for the year ended December 31, 2024, will be available until March or April 2025; and

5.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

* * *

We appreciate in advance your time and attention to this letter. Should you have any questions or concerns, please contact John R. Vetterli of White & Case LLP at (212) 819-8816 or at jvetterli@whitecase.com or Karen Katri of White & Case LLP at (305) 925-4788 or at karen.katri@whitecase.com.

Very truly yours,

/s/ Gilberto Tomazoni
Gilberto Tomazoni
Chief Executive Officer
JBS B.V.

cc:	Guilherme Cavalcanti, Chief Financial Officer

JBS B.V.

Donald E. Baker, Esq.

John R. Vetterli, Esq.

Karen Katri, Esq.

White & Case LLP

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